Exhibit 3.29

KW LOAN PARTNERS II LLC

LIMITED LIABILITY COMPANY AGREEMENT

This Limited Liability Company Agreement (the “Agreement”) is entered into as of April 27, 2010, by K-W Properties, a California corporation (the “Member”).

WHEREAS, Company was formed on April 27, 2010 under California law for the purpose of acquiring, managing and disposing of those certain real estate secured loans described on Schedule A attached hereto (the “Property”);

WHEREAS, Plum Canyon Investments Corp., a California corporation (“Withdrawing Member”), as the original and sole Member of the Company, entered into and adopted that certain “Limited Liability Company Agreement” as of June 24, 2008 (the “Original Agreement”) with respect to operation of the Company. Withdrawing Member has sold and assigned to Member one hundred percent of its sole membership interest in and to the Company; and

WHEREAS, Member desires to enter into this Agreement to define formally and express the terms of such limited liability company and the Member’s rights and obligations with respect thereto.

NOW, THEREFORE, Member adopts the following:

ARTICLE I

DEFINITIONS

For purposes of this Agreement, the following terms shall have the following meanings (all terms used in this Agreement which are not defined in this Article I shall have the meanings set forth elsewhere in this Agreement):

“Act” means Beverly-Killea Limited Liability Company Act, codified in the California Corporations Code, Section 17000 et seq, as the same may be amended from time to time.

“Articles” means the articles of organization of the Company which are required to be filed pursuant to the Act.

“Company Interest”, as of any date, means, with respect to any Member, the ownership interest of such Member in the Company as of such date, including all of its rights to allocations of Profits and Losses and to Distributions under this Agreement the Member holds all Company Interests.

“Distributions” means all cash and other property distributed to Member arising from its Company Interests.

“Fiscal Year” means the fiscal year of the Company which shall be the calendar year.

“Member” means the Member and any other Person that is admitted to the Company as a Member.

“Person” shall mean an individual, partnership, joint venture, association, corporation, trust, estate, limited liability company, limited liability partnership or any other legal entity.

“Property” has the meaning given that term in the Recitals.

ARTICLE II

FORMATION AND PURPOSE

2.1. Formation. The Company has been formed as a limited liability company pursuant to the Act by the filing of the Articles required by the Act with the Secretary of State of California. The rights and liabilities of any Member shall be determined pursuant to the Act and this Agreement to the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement shall, to the extent permitted by the Act, control.

2.2. Name. The name of the Company is KW Loan Partners II LLC.

2.3. Principal Office. The principal executive office of the Company shall be at 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212.

2.4. Term. The term of the Company will commence on the date of filing of the Articles with the Secretary of State of California, and shall continue until terminated as hereinafter provided.

2.5. Purposes of Company. The Company will be operated for the following purposes:

(a) To own the Property;

(b) To take any and all other action necessary to maintain the existence of the Company in good standing under the laws of the State of California; and

(c) To engage in any lawful acts or activities and to exercise any powers permitted to limited liability companies under the laws of the State of California.

2.6. Address of the Member. The address of the Member is 9701 Wilshire Boulevard, Suite 700, Beverly Hills, California 90212.

ARTICLE III

MEMBER’S CAPITAL

Member shall contribute to the capital of the Company such amounts as it determines to be necessary from time to time.

ARTICLE IV

STATUS OF MEMBERS

No Member shall be bound by or personally liable for, the expenses, liabilities or obligations of the Company. The Company shall be directed and managed by the Member.

ARTICLE V

COMPANY EXPENSES

The Company shall reimburse the Member for all out-of-pocket costs and expenses reasonably incurred by it in connection with the formation, organization and funding of the Company, including any legal fees and expenses.

ARTICLE VI

DISTRIBUTIONS; ALLOCATION OF INCOME AND LOSS

6.1. Distributions. All Distributions shall be paid to the Member.

6.2. Allocations of Profits and Losses. All profits and losses of the Company for each Fiscal Year shall be allocated to the Member.

ARTICLE VII

ASSIGNMENT OF COMPANY INTERESTS

The Member may sell, assign, pledge or otherwise encumber or transfer all or any part of its Company Interest.

ARTICLE VIII

BOOKS AND RECORDS

The Company shall maintain at its principal office all of the following:

(a) A current list of the full name and last known business or residence address of each Member set forth in alphabetical order together with the capital contributions and Company Interest owned by each Member;

(b) A copy of the Articles, this Agreement and any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which any certificate or amendment has been executed;

(c) Copies of the Company’s federal, state, and local income tax or information returns and reports, if any, for the six most recent taxable years;

(d) The financial statements of the Company for the six most recent fiscal years; and

(e) The Company books and records for at least the current and past three fiscal years.

ARTICLE IX

DISSOLUTION OF COMPANY

9.1. Events of Dissolution or Liquidation. The Company shall be dissolved upon the happening of any of the following events:

(a) The sale, exchange, or other disposition or transfer of all or substantially all of the assets of the Company;

(b) Upon the election of the Member;

(c) Upon the expiration of the term of the Company; or

(d) Subject to any provision of this Agreement that limits or prevents dissolution, the happening of any event that, under the Act caused the dissolution of a limited liability company.

9.2. Liquidation. Upon dissolution of the Company for any reason, the Company shall immediately commence to windup its affairs and a reasonable period of time shall be allowed for the orderly termination of the Company business, discharge of its liabilities and distribution or liquidation of the remaining assets so as to enable the Company to minimize the normal losses attendant to the liquidation process. The Company property and assets and/or the proceeds from the liquidation thereof shall be applied in the following order of priority:

(a) First, payment of the debts and liabilities of the Company, in the order of priority provided by law (including any loans by the Member to the Company) and payment of the expenses of liquidation;

(b) Second, setting up of such reserves as the Member or liquidating trustee may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Company or any obligation or liability not then due and payable; and

(c) Third, to the Member.

ARTICLE X

MISCELLANEOUS

10.1. Severability. If any term or provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity or unenforceability shall not affect the legality, validity or enforceability of the remainder of this Agreement.

10.2. Inspection. Any Member shall have the right at reasonable times to inspect the books and records of the Company.

10.3. General. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs and legal successors of the Members; (ii) be governed by and construed in accordance with the laws of the State of California; (iii) may be executed in more than one counterpart as of the day and year first above written; and (iv) contains the entire limited liability company agreement with respect to the Company. The waiver of any of the provisions, terms or conditions contained in this Agreement shall not be considered as a waiver of any of the other provisions, terms or conditions hereof.

10.4. Notices, Etc. All notices and other communications required or permitted hereunder shall be in writing and shall be deemed effectively given upon personal delivery, confirmation of telex or telecopy, or upon the fifth day following mailing by registered mail, postage prepaid, addressed (a) if to any Member at such addresses as set forth on the records of the Company, or at such other address as any Member shall have furnished to the Company in writing, (b) if to the Company, at 9601 Wilshire Boulevard, Suite 220, Beverly Hills, California 90210.

10.5. Officers. The Company may have officers. The Company and the Member hereby appoint Mary Ricks, as President, Barry Schlesinger as Vice-President and Matthew Windisch as Vice-President, Secretary and Treasurer. The President and each Vice-President, acting alone, is authorized and empowered on behalf of the Company to take all actions that may be taken by the Member and the Company shall be bound by such actions. The powers and duties of the Vice President and Treasurer/Secretary shall be established by the Member. The Company shall indemnify, defend, protect and hold harmless each officer from any claim, damage, loss or liability which he or she may suffer which arises from or relates to the performance or nonperformance of the duties assigned to him or her by the Member, as applicable. Any individual may hold any number of offices.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has adopted this Limited Liability Company Agreement as of the day and year first set forth above.

K-W Properties,
a California corporation

By:	/s/ Mary Ricks
Name:	Mary Ricks
Title: